SCHLUMBERGER LIMITED POWER OF ATTORNEY

       The undersigned, in her capacity as a director or officer, or both, of Schlumberger Limited, a Curacao corporation (the "Company"), does hereby appoint each of John Benson, Samantha Blons, and LaToyia Tilley, or any of them acting singly, her true and lawful attorney-in-fact with full power of substitution, to (a) prepare, execute in the undersigneds name and on the undersigneds behalf, and submit to the U.S. Securities and Exchange
Commission (the "SEC") a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes, passwords and passphrases enabling the undersigned to make electronic filings with the SEC of reports required by Section 16(a) of the Securities
Exchange Act of 1934, as amended (the Exchange Act), or any rule or regulation of the SEC; and (b) execute for and on behalf of the undersigned, in the undersigneds capacity as a director or officer, or both, of the Company, Forms 3, 4 and 5 in accordance with Section 16 of the Exchange Act, as well as Forms 144, and complete and execute any amendment or amendments thereto, and to file the same or cause the same to be filed with the SEC.
       This Power of Attorney supersedes any and all prior and existing powers of attorney signed by the undersigned with respect to the subject matter hereof, and shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, 5 or 144 with respect to the undersigneds holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

October 24, 2021

/s/ Vanitha Narayanan
Vanitha Narayanan